Exhibit 10.39

THIRD AMENDED AND RESTATED EMPLOYMENT CONTRACT

BETWEEN IRON MOUNTAIN AND MR. MARC DUALE
DATED 24 FEBRUARY 2016

BETWEEN:
Iron Mountain BPM International, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1A, rue Thomas Edison, L-1445 Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 1,835,000 and registered with the Luxembourg Register of Commerce and Companies under the number B149.917,
Hereinafter referred to as the "Employer" or the "Company",
Hereby represented by Ms Anne Best, Mr Roderick Day and Mr Manfred Schneider in their capacity of Managers (gérants) and authorized representatives of the Company;
AND:
Mr. Marc Duale, residing at 64 rue d'Irlande, Saint Gilles, 1060 Belgium,
Hereinafter referred to as the "Employee",
The Company and the Employee are hereinafter referred to as "the Parties".

WHEREAS the Employee entered into the service of the Iron Mountain Group on 8 May 2006 as President of Iron Mountain Europe, pursuant to an employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd;
WHEREAS on 16 September 2008, the Employee was appointed as President of Iron Mountain International and on 15 June 2009, the Employee entered into an employment contract with Iron Mountain Belgium SA, replacing the employment contract signed on 3 May 2006 with Iron Mountain UK Ltd;
WHEREAS the Employee was seconded to Hong Kong by Iron Mountain Belgium SA, under the conditions set forth in an employment agreement signed on 18 December 2009;
WHEREAS on 31 December 2010, the employment agreement signed on 18 December 2009 between the Employee and Iron Mountain Belgium SA, as transferred to Iron Mountain BPM, was amended and further transferred to the Company;

WHEREAS on 29 September 2011, said employment agreement was amended and replaced by a new contract of employment (the “Employment Contract”) signed between the Company and the Employee;
WHEREAS in view of the appointment of the Employee as Manager - Director (Gérant) of Iron Mountain BPM SPRL in Belgium under the terms and conditions agreed upon by the Parties on 1 October 2011, the Employment Contract with the Company was suspended in accordance with an agreement dated 1 October 2011 regarding the suspension of the Employment Contract for the duration of the Employee's mandate as a Manager - Director (Gérant) of Iron Mountain BPM SPRL;
WHEREAS the Employment Contract with the Company, which is currently suspended, will automatically become effective again at the time the Employee no longer is a Manager - Director (Gérant) of Iron Mountain BPM SPRL;
WHEREAS the Company wished to grant the Employee severance benefits identical to those that are outlined in the Iron Mountain Companies Severance Plan - Severance Program No. 1. (the "Severance Plan"), except to the extent severance benefits under his Employment Contract or applicable Luxembourg law are more favorable;
WHEREAS the purpose of the Severance Plan, as amended from time to time, is to provide transition assistance in the form of severance benefits for the Employee in the event of a Qualifying Termination, as defined below;
WHEREAS following a first amendment to the Severance Plan, a certain addendum to the Employment Contract was entered into by and between the Company and the Employee on 29 September 2011 (the "Employment Contract First Addendum");
WHEREAS the Severance Plan was further amended on 17 December 2014 (the "Severance Plan Second Amendment");
WHEREAS following the Severance Plan Second Amendment, a second addendum to the Employment Contract was entered into by and between the Company and the Employee on 11 February 2015 (the “Employment Contract Second Addendum”);
WHEREAS following a certain reorganisation of the Iron Mountain Group, which took place in April 2015 (the “Reorganisation”), the Employee’s responsibilities were significantly reduced, giving him the right to elect termination of his Employment Contract, as amended, for Good Reason, as defined below;
WHEREAS on 8 June 2015, Iron Mountain announced that it entered into a Scheme Deed relating to the merger of Recall Inc. into Iron Mountain (the “Merger”).
WHEREAS the Merger is expected to be effective in the second quarter or third quarter of 2016 and will imply the need to integrate the business, operations and activities of Recall Inc. into Iron Mountain’s business, operations and activities (the “Integration”),
WHEREAS Iron Mountain wishes to benefit from the assistance of the Employee in connection with the Integration;

WHEREAS at the request of Iron Mountain, the Employee is willing to continue working for Iron Mountain and for the Company under this Agreement, and to assist in connection with the Integration for a limited period of time (the “Period of Assistance”) provided that, upon termination of this Agreement at the end of the Period of Assistance, he is not deprived from his rights to receive the contractually agreed Severance Benefits to which he would have been entitled if he had elected to terminate the Employment Contract for Good Reason following the Reorganisation;
WHEREAS the continuation of the Employment Contract, as amended, during the Period of Assistance implies that the Employee’s obligations to provide notice of the existence of the Good Reason event resulting from the reduction of his responsibilities pursuant to the Reorganisation, within a period of ninety days from the Good Reason event, as set forth under the Employment Contract Second Addendum, be amended;
WHEREAS the Company is willing to amend said obligations and therefore is willing to permit the Employee to keep his rights to the Severance Benefits at the end of the Period of Assistance, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1: DEFINITIONS
The following terms used in this Third Amended and Restated Employment Agreement have the meaning ascribed to them below:
"Acquirer(s)" means the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change in Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).
"Administrator" means the Compensation Committee of the Board of Directors of Iron Mountain Incorporated.
"Agreement" means this Third Amended and Restated Employment Agreement.
"Base Salary" means the Employee’s weekly, biweekly or monthly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.
"Cause" means any gross misconduct which would immediately and definitely render impossible the continuation of the Employment Contract, including, without limiting the generality of the foregoing, cases where (a) the Employee commits a fraud, embezzlement or theft against Iron Mountain Group; (b) the Employee is convicted of, or pleads guilty or does not contest to, a felony; (c) the Employee breaches a fiduciary duty owed to Iron Mountain; (d) the Employee materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Employee wilfully fails to perform his material assigned duties (other than by reason of illness); or (f) the Employee commits an act of gross negligence, engages in wilful misconduct or otherwise acts with wilful disregard for the best interests of Iron Mountain.

"Change in Control" means the happening of any of the following:

(a)
When any "person", as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”), other than (i) Iron Mountain Incorporated, (ii) a subsidiary of Iron Mountain Incorporated, (iii) an Iron Mountain employee benefit plan, including any trustee of such plan acting as a trustee, or (iv) the Employee, or a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) which includes the Employee, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Iron Mountain Incorporated representing fifty percent or more of the combined voting power of Iron Mountain Incorporated’s then outstanding securities entitled to vote generally in the election of directors; or

(b)
The effective date: (i) of a merger or consolidation of Iron Mountain Incorporated with any other third party, other than a merger or consolidation that would result in the voting securities of Iron Mountain Incorporated outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of Iron Mountain Incorporated, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (ii) of the sale or disposition of Iron Mountain Incorporated of all or substantially all or of Iron Mountain Incorporated’s assets; or

(c)
Individuals who on the effective date mentioned in paragraph (b) above constituted the Board of Directors of Iron Mountain Incorporated (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of Directors of Iron Mountain Incorporated then in office.

"Effective Date" means the effective date of the end of the Assistance Period and of the termination of this Agreement, as specified in the notice of the Good Reason event to be provided by the Employee to the Administrator during the period from 1 January 2017 through 30 June 2017, which effective date shall not be earlier than eight weeks after the date of the sending of said notice of the Good Reason by the Employee to the Administrator or 1 July 2017, whichever shall last occur, and shall not be later than 30 September 2017.
"Employee Confidentiality and Non-Competition Agreement" means an acknowledgement, in a form satisfactory to Iron Mountain, that reaffirms the Participant’s obligations under Article 15 (Confidentiality), Article 17 (Disclosure of Information), Article 18 (Non-Competition), Article 19 (Non-Solicitation) and Article 20 (Non-Disparagement) of this Agreement.

"Good Reason" means that Iron Mountain has, without the Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his base compensation plus target non-equity incentive compensation, (b) required the Employee to be based at an office or primary work location that is greater than fifty miles from his current office or primary work location or (c) materially diminished the Employee’s responsibilities and/or assigned the Employee to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change. A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, the Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and the Company shall have thirty days within which to remedy the issue. Notwithstanding the foregoing, should the Good Reason result from a decision of Iron Mountain to materially diminish the Employee’s responsibilities as a result of or in connection with the Reorganisation, no matter when said decision takes or took place, said Good Reason shall be considered to be a Qualifying Termination provided that, during the period from 1 January 2017 through 30 June 2017, the Employee provides the Administrator with a notice of the Good Reason event, which notice shall specify the Effective Date.
"Iron Mountain" means the Company and any company of the Iron Mountain group of companies controlled by Iron Mountain Incorporated.
"Qualifying Termination" means (a) the termination of the Employee's employment by Iron Mountain solely as a result of Iron Mountain’s elimination of his job or position or for one or more reasons that do not constitute Cause or (b) the termination of the Employee's employment by the Employee for Good Reason if the termination occurs within up to six months of the Good Reason event and the Employee provides the Administrator with notice within ninety days of the existence of the Good Reason event. In this event, Iron Mountain shall have thirty days within which to remedy the issue or (c) the termination of the Employee’s employment by the Employee for Good Reason if the Good Reason results from a decision of Iron Mountain to materially diminish the Employee’s responsibilities as a result of or in connection with the Reorganisation, no matter when said decision takes or took place, provided that, during the period from 1 January 2017 through 30 June 2017, the Employee provides the Administrator with a notice of the Good Reason event specifying the Effective Date .
"Separation and Release Agreement" means an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers, employees and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.
"Severance Benefits" means the benefits granted to the Employee pursuant to Article 13 of this Agreement.
"Severance Period" means the fifty-two week period following the Employee’s Qualifying Termination.
"SUB Pay Plan" means the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Salaried Employees and the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Hourly Employees, each as amended and in effect from time to time.

ARTICLE 2 : TERM OF EMPLOYMENT
This Agreement is concluded for an indefinite duration.

ARTICLE 3 : SENIORITY
The Employer acknowledges that it shall take into account the length of service of the Employee (within the Iron Mountain Group) for the purpose of the calculation of the seniority of the Employee in the Company
The Employee’s seniority with the Employer is recognized as from 8 May 2006.

ARTICLE 4 : JOB TITLE / FUNCTION
The Employee is engaged in the capacity of President, Iron Mountain International.
The Employee’s function shall include all assistance as may be required with a view to the proper, effective and successful Integration, as contemplated by the Merger, in accordance with the instructions given to the Employee by the Board of Managers of the Company and the Chief Executive Officer of Iron Mountain Incorporated.
The Employee shall exercise all tasks which directly or indirectly are necessary or useful to the performance of his function.
Within the framework of his duties, the Employee shall report to the Board of Managers of the Company and the Chief Executive Officer of Iron Mountain Incorporated as well as any other person appointed by the latter.
The Employee shall accept all changes regarding the persons to whom he must report or from whom he receives his instructions. Such changes shall under no circumstances be regarded as having altered an essential element of this Agreement.

ARTICLE 5 : WORKPLACE
The Employee shall carry out his duties at the Company's registered office located at 1A, rue Thomas Edison, L-1445 Luxembourg, Grand Duchy of Luxembourg. The Employee shall travel as will be deemed necessary to ensure the proper performance of his tasks and duties in connection with the Integration, in the Grand Duchy of Luxembourg and abroad. The Company shall have the right to change the location of the workplace to any other place within the Grand Duchy of Luxembourg, as may be required by the Company’s interests. The Employee expressly acknowledges that the workplace cannot be regarded as an essential element of this Agreement.

ARTICLE 6 : WORKING HOURS
The normal duration of work is equal to 8 hours per day and 40 hours per week to be performed on 5 days.
The performance of the working hours shall follow the work schedule indicated hereafter: from Monday to Friday: between 9 a.m. and 6 p.m. with one hour break. The Employer shall be entitled to modify this work schedule according to the needs of the Company.
Considering the functions and responsibilities attributed to the Employee, the latter is considered a senior executive in the sense of article L.162-8 (3) of the Luxembourg Labor Code. Consequently, the legal and contractual provisions with respect to the normal duration of working hours, Sunday work and work on legal holidays, as well as those concerning the increase of remuneration for overtime, Sunday work and work on legal holidays are not applicable to the Employee.

ARTICLE 7 : REMUNERATION
Salary
The Employee’s base salary will be EUR 517,830.per annum (with the index applicable on the day of the signing of this Agreement) and will be paid in 12 instalments.
The Employee’s salary will be paid into the Employee’s nominated bank account on the 22nd day of each month or the Friday before if the 22nd falls on a Saturday or Sunday, after deduction of any social security contributions and payroll taxes provided by the law.
Executive Bonus Scheme
The Employee’s total annual incentive compensation opportunity will be 80% of his eligible earnings. The Employee’s incentive compensation is comprised of several components. The Employee refers to his Incentive Compensation Plan document for specific component details, when applicable.
The plan will be payable annually, as soon as practically possible following the calendar year end, subject to the completion of financial reporting and approval processes. To receive payment, the Employee must be actively employed at the time of payment.
The Company reserves the right to review this plan, normally on an annual basis.
The payment of this gratification is a discretionary option for the Employer. The regular and constant payment, even general, of a gratification, notwithstanding the number of years during which this gratification was given, cannot create a vested right in favor of the Employee.
Car / Car Allowance
The Employee will have a car allowance up to a maximum of 24,981 per year. The Employee will also have a fuel allowance of EUR 2,498 per annum.

ARTICLE 8 : CURRENCY
All payments made for and after the execution of this Agreement will be paid in Euros (€).

ARTICLE 9 : HOLIDAYS
In addition to the Luxembourg legal public holidays, the Employee’s entitlement will be 25 days per annum
The timing of any holiday shall have to be agreed upon by the Employer. The Employee shall comply with the essential interests of the Employer and the other employees.
Holidays shall be taken during the course of the calendar year. However, should circumstances related to the needs of the Company not allow the Employee to take all his holidays, the remaining holidays at the end of the calendar year may exceptionally be carried forward until March 31 of the following year. After this date, the untaken holidays shall be lost.

ARTICLE 10 : SICKNESS
In case of incapacity arising from illness or accident and in the event of an extension of this initial disability period, the Employee will warn the Company immediately.
In addition, at the latest by the close of the third day of work disability, the Employee is required to provide the Company with a medical certificate stating the beginning and the expected duration of disability.
Any unjustified absence may be regarded by the Company as a serious cause justifying the termination of this Agreement without prior notice nor indemnity.
Upon request of the Employer, the Employee shall submit to a medical examination carried out by a doctor appointed by the Employer.

ARTICLE 11 : DISCRETIONARY BENEFITS
Life Assurance: The Company will provide a cash payment of 20,000 Euro per year, paid in equal monthly installments, in lieu of life assurance cover equivalent to 4 times the amount of the Employee’s basic annual salary
Medical Insurance: The Employee will join the Company's International Medical Insurance Plan through CIGNA. Full family cover will remain available.
Stock Options: The Employee has participated in the Iron Mountain 2014 Stock and Cash Incentive Plan and the Employee’s entitlement in this respect remains unchanged.

Tax Assistance: The Employee will be liable for his personal taxes and the filing of his tax returns. The Company will reimburse the cost of annual tax returns declarations up to an annual expense not to exceed EUR 6,700. To assist the Employer in satisfying its tax reporting obligations in the various jurisdictions in which the Employee works, the Employee agrees to provide Iron Mountain Incorporated's Director, Executive Compensation with a report in the first month of each calendar quarter providing the allocation of days per jurisdiction in the preceding quarter.

ARTICLE 12 : TERMINATION
This Agreement may be terminated by each of the Parties in accordance with the provisions of the Luxembourg Labour Code, especially articles L.124-1 to L.124-13 thereof.
Except in the case of gross misconduct, this Agreement may be terminated by the Parties by observing a notice period determined as follows:
In the event of dismissal: 4 months minimum. This period shall be increased by a further period of 3 months at the beginning of each period of 5 years of service with the same employer.
In the event of resignation (unless agreed to be less with the Company):

•	1 month, if the Employee’s seniority is less than 5 years;

•	2 months, if the Employee’s continued seniority is equal to or more than 5 and less than 10 years;

•	3 months, if the Employee’s continued seniority is equal to or more than 10 years.
Bonus payments will be made at the discretion of the Administrator.
The Employee will at any time upon request; and in any event upon the termination of this Agreement, return to the Company all property belonging to the Company in his possession or under his control, including, without limitation, keys, telephones, computer hardware, PDAs, documents, records, electronic data and files, USB keys, disks and tapes, notes, papers, reports and customer lists, and shall not keep originals or copies of such property, regardless of the medium on which it is stored.. On leaving the Company, the Employee will also be required to advise the management of the Company of all access codes and passwords within his knowledge, which relate to his employment with the Company.

ARTICLE 13 : SEVERANCE BENEFITS

13.1	Conditions relating to the granting of Severance Benefits

13.1.1
The Employee must not have notified Iron Mountain (whether orally or in writing) of his intention to terminate employment with Iron Mountain for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to Iron Mountain’s announcement of the proposed Qualifying Termination and effective as of a date within three months of the proposed Qualifying Termination (other than a notice provided by the Employee in the case of a termination for Good Reason).

13.1.2.
The Employee must not be on any statutorily protected leave of absence or otherwise absent from work and must be regularly performing services for Iron Mountain as of the date of the Qualifying Termination.

13.1.3.
No Severance Benefits will be paid or provided under this Agreement unless the Employee has signed and timely returned, and not revoked, if applicable, a "Separation and Release Agreement" and an "Employee Confidentiality and Non-Competition Agreement", each in a form satisfactory to Iron Mountain.

13.1.4.
Unless required otherwise under applicable Luxembourg law, Severance Pay will be paid in equal instalments over the Severance Period in accordance with the Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable withholding. Payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination; and provided, further, that any applicable revocation period under a Separation and Release Agreement will have expired before any payment. Iron Mountain may also deduct any amounts owed by the Employee to the extent permitted by applicable law.

13.1.5.
Severance Pay will be reduced by any other severance or termination payments due to the Employee in connection with the termination of this Agreement and amounts paid to the Employee placed in a temporary layoff status (often referred to as a furlough), but will not be reduced by any amounts owed the Employee pursuant to any other contract that may be concluded between the Employee and Iron Mountain. Severance Pay will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner greater than Iron Mountain’s policies and programs, including the Severance Plan.

13.1.6.	If the Employee is later rehired by Iron Mountain, he may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

13.1.7.	It may be necessary to delay one or more of the payments otherwise due hereunder to avoid adverse income tax consequences. The Administrator will notify the Employee in the event this is necessary.
13.2    Severance Arrangements

13.2.1.	Severance Pay
The amount of Severance Pay payable if the Employee experiences a "Qualifying Termination" is based on the Employee’s "Base Salary" and "Target Bonus Payment," and the "Severance Period," each as defined herein or below. The calculation of the amount of Severance Pay payable to the Employee will not be adjusted to factor foreign exchange variations, if any.
(i)    One year's salary continuation
If the Employee experiences a Qualifying Termination, he will receive an amount equal to fifty-two weeks of Base Salary or that number of weeks that remain between the Qualifying Termination and a previously announced termination date by the Employee.

(ii)    Bonus Payment
If the Employee experiences a Qualifying Termination, he will also receive a Target Bonus Payment equal to the amount of the annual target bonus that would have been paid had he remained employed for the entire year of termination multiplied by his average pay-out percentage based upon financial performance and individual performance goals over the prior three years (or full years of employment if not employed for a full three years). The Employee refers to his Incentive Compensation Plan document for specific component details when applicable. (If the annual bonus for the year of termination has not yet been determined as of the Employee’s termination, the annual target bonus for the prior year shall be used.)
Example: Assuming the Employee is eligible for an annual bonus for 2013 equal to 60% of his Base Salary, which is currently $500,000. Over the last three years, the Employee has received a 90% payout. The Employee is terminated October 19, 2013. The Employee is entitled to a bonus of $270,000 ($500,000 [Base Salary] times 60% [bonus amount] times 90% [three-year payout percentage]).

13.2.2.	Other Benefits

(a)
As long as the Employee who experiences a Qualifying Termination has not breached the "Separation and Release Agreement" and the "Employment Confidentiality and Non-Competition Agreement" and provided the Employee elects to continue the “Company's International Medical Insurance Plan", Iron Mountain will continue to pay the employer share of the cost of coverage in accordance with standard payment practices until the end of the applicable Severance Period. The Employee must continue to pay the employee share of the cost of coverage during the Severance Period. However, Iron Mountain may decide, in its sole discretion to replace the continuation of the Company's International Medical Insurance Plan and Iron Mountain’s obligations thereunder in relation to the payment of the Employer’s share of the cost of coverage during the Severance Period by the payment to the Employee, on the Effective Date, of a lump sum indemnity equivalent to the aggregate amount of the Employer’s share of the cost of coverage during the Severance Period.

(b)
If the Employee experiences a Qualifying Termination, he is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months, which will start at a date to be set by Iron Mountain and which shall not be later than the Effective Date.

13.2.3.    Accelerated Vesting of Certain Equity Compensation
Notwithstanding anything to the contrary in any equity compensation plan, agreement thereunder or amendment to either, if the Employee experiences a Qualifying Termination, outstanding equity-based awards shall be adjusted in accordance with the provisions of this Section 13.2.3.

(a)
In the case of outstanding stock options, restricted stock and restricted stock units, the award shall be credited with an additional twelve months of vesting service as of the date of the Qualifying Termination.

(b)
In the case of outstanding performance units that are earned based on the performance criteria applicable to the award, the Employee shall be credited with an additional twelve months of service solely for purposes of applying the following schedule:

Date Relationship Terminates	Vesting Percentage
On or after first anniversary of Grant Date	33.3%
On or after second anniversary of Grant Date	66.6%
On or after third anniversary of Grant Date	100%
Example: Employee A is granted a performance unit on 12 March 2014 and experiences a Qualifying Termination as of 12 September 2014. Employee A will be treated as 33.3% vested in this award, based on six months of service plus the additional twelve months of service credited by this Section 13.2.3(b).
Notwithstanding the provisions of any Performance Unit Agreement to the contrary, vesting acceleration as a result of this Section 13.2.3(b) shall not accelerate the date on which the “underlying shares” (as defined in any such Performance Unit Agreement) shall be delivered, which date shall remain the initially established “vesting date” (as defined in any such Performance Unit Agreement). In no event will any performance units that have not been “earned” in accordance with the terms of the award be delivered.

(c)
In the event of any acceleration of vesting under this Section 13.2.3 as well as upon a change in control (including a Vesting Change in Control) under any of Iron Mountain’s equity compensation plans, duplicative vesting service shall not be credited (but the most generous of any multiple vesting service crediting provisions shall apply).

13.3.	Time and Manner of Payment

13.3.1.
Payments of Severance Pay will be made in equal instalments over the Severance Period in accordance with Iron Mountain’s regular payroll intervals applicable to the Employee immediately prior to the Qualifying Termination. Such payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination and provided, further, that any applicable revocation period will have expired before any payment.

13.3.2.	All Severance Benefits shall be subject to applicable federal, state, local and other tax withholding as required by law.

13.3.3.
Any payments due hereunder for Severance Pay shall be reduced by any other severance or termination payment due to the Employee in connection with the termination of this Agreement, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification or office closing requirements, any amounts paid pursuant to a SUB Pay Plan and amounts paid to the Employee when placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder, but will not be reduced by any amounts owed the Employee pursuant to any contract other than this Agreement that may be concluded between the Employee and Iron Mountain. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner different from Iron Mountain’s policies and programs, including this Plan, any payments hereunder for Severance Pay shall be offset by such amounts.

13.3.4.
If the Employee is reinstated, he will not be required to reimburse Iron Mountain or an Acquirer for any payments received hereunder prior to being rehired. Any unpaid Severance Pay will be forfeited upon the Employee's rehire by Iron Mountain or an Acquirer.     Note, however, that any vesting acceleration is not "recouped."

13.3.5.
If the Employee receives payments hereunder for Severance Pay he shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to rehire, no such payment shall be offset or reduced by the amount of any compensation provided to the Employee in any subsequent employment.

13.3.6.
In addition to the Severance Benefits under this Plan, the Employee who experiences a Qualifying Termination shall be entitled to: (a) accrued wages due through the date of the Qualifying Termination in accordance with Iron Mountain’s normal payroll practices; (b) any accrued but unused vacation pay; and (c) reimbursement for any unreimbursed business expenses properly incurred by the Employee prior to the date of the Qualifying Termination in accordance with Iron Mountain’s policy (and for which the Participant has submitted any required documentation). In addition, when the Employee is subject to a commission plan or arrangement, he shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

13.3.7.
Iron Mountain may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Employee as of his date of termination, as permitted under applicable law.

13.4.	Administrator's rights
The Administrator retains the right to amend the provisions of this Article 13 on Severance Benefits provided that no amendment shall diminish the rights of the Employee under this article without the written consent of the Employee.

ARTICLE 14 : CONFLICT OF INTEREST
The Employee should not, directly or indirectly, engage in any other business activity or be concerned in any other business which is similar to or competes with that carried out by the Company.
The Employee must seek written consent from the Chief Executive Officer of Iron Mountain Incorporated before he becomes involved in a business capacity with any competitor, supplier or customer in circumstances which could be perceived to compromise his position with the Company. The Employee must also inform the Chief Executive Officer of Iron Mountain Incorporated should any of his immediate family members become so involved.

ARTICLE 15 : CONFIDENTIALITY
The Employee shall carefully guard and keep confidential all information concerning the business, contemplated future business, prospects and any other affairs of the Employer that the Employer regards as confidential, proprietary or private in nature, whether or not so labeled (hereafter the "Confidential Information").
The Employee acknowledges and agrees that (a) the Employer's methods of operation, software and computer programs developed by or for the Employer for use in its business, the identity of customers and prospects, pricing and marketing strategies, service offerings and sales techniques, and other forms of non-public information developed or used by the Employer and maintained on a confidential basis, constitute Confidential Information and are highly valuable to the Employer: (b) the Employee’s unauthorized disclosure or use of Confidential Information could irreparably damage the Employer; and (c) as an employee of the Employer, the Employee has or will have access to (and receive compensation from the Employer to use, develop and/or contribute to the development of) such Confidential Information.

ARTICLE 16 : PERSONAL DATA
The Employer undertakes to handle the personal data with respect to the Employee in accordance with the Luxembourg law of 2 August 2002 on the protection of persons with regard to the processing of personal data, as amended.
The personal data related to the Employee and communicated to the Employer for the sake of this Agreement (hereafter the “Data”) may be processed on a Data processing medium or any other medium, so that the Employer in particular may be able to execute the Contract and to comply with his legal obligations.
The Data may be also communicated to third parties, located in Luxembourg or abroad, insofar as this communication is necessary to comply with the Employer’s legal obligations or to execute the Contract.
The Employer undertakes not to use this Data for purposes other than those for which it has been collected and such information shall not be stored for a period longer than necessary for the realization of such purposes.
The Employee has the right to access the Data concerning him, has the right to correction in the case of the Data being incorrect, and subject to the motivation by means of predominant and legitimate reasons, has the right to oppose the collection of the Data. In order to enforce these rights, the Employee shall be able to contact the Head of the Human Resources of the Company.
The communication by the Employee of the personal Data mentioned in this Article 16 is compulsory. Any modification of the Data shall be notified to the Employer as soon as possible.

ARTICLE 17 : DISCLOSURE OF INFORMATION
The Employee may not disclose to any person or organization any Confidential Information or proprietary information acquired by him in the course of his employment. This includes any information which the Company considers confidential (e.g. business plans, projects, products and processes; or details of its current or prospective customers) and the disclosure of which may damage the interests of the Company or any actual or potential customer.
Where the Employee’s work involves matters which are confidential or secret to the Company or its customers or involves entering customer premises where security checks are required, the Employee may be required to provide further particulars to the Company or relevant party as the Company may direct in order to undergo the appropriate checks in accordance with the Luxembourg Law of 2 August 2002 on the protection of persons with regard to the processing of personal data, as amended.
In addition, the Employee must also keep confidential at all times any personal data held by the Company to which he may have access.

ARTICLE 18 : NON-COMPETITION
For two years from his effective departure from the Company, the Employee shall refrain from carrying out with or without consideration, occasionally or regularly, any business (either personally or by entering into service of another employer) which activity or services might be considered as competitive to the activity and services of the Employer.
This obligation:

1)
is applicable to activities similar to those exercised by the Employee with the Employer; this includes amongst other activities of the following entities: Brambles Limited, Cintas Corporation, Dell Inc, Fujitsu, Hewlett Packard Company, International Business Machines, Canon, Oce Business Services, Oracle Crop, Pitney Bowes Inc, Recall Corporation, Xerox Corporation. This list is however not limitative;

2)
relates to the following countries; Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Luxemburg, Mexico, Netherlands, Russia, Spain, the United Kingdom and the United States.

Within 15 days after the termination of this Agreement, the Company may renounce the application of this non-competition clause. If the Company does not renounce its application, the Employee will be entitled (at the end of this period) to a non competition indemnity equal to the salary he would have earned for 50% of the duration time of the obligation not to compete. This indemnity has to be calculated based on the current gross monthly remuneration.

In the event of any breach of this non-competition clause by the Employee, the Employee will be bound to refund the sum that the Company will have paid in compliance with this Article 18 and he will furthermore be held to pay an equivalent sum, without prejudice to the Company's right to prove and claim additional damage.
The Company can at any moment reduce the duration of this non-competition clause. In that case, the aforementioned indemnity will be reduced proportionally.

ARTICLE 19 - NON-SOLICITATION
Following employment with the Company and for 12 months following the termination of employment, the Employee shall not, directly or indirectly, on his behalf or on behalf of any other person or entity, solicit business from any actual or prospective customer or client of the Company or its affiliated companies with which he had contact during the 12 months prior to the termination, nor shall the Employee attempt to induce any such actual or prospective customer or client to terminate its relationship with the Employer or any of its affiliated companies.
Following employment with the Company and for 12 months following the termination of employment, the Employee will not, directly or indirectly, on his behalf or on behalf of others, hire, attempt to hire, solicit for employment, seek to retain on an independent contractor or consultant basis, or in any way encourage the departure, resignation or other termination of employment of, any employee of the Company or its affiliated companies.

ARTICLE 20 : NON-DISPARAGEMENT
During the Employee’s employment with the Employer and at all times thereafter, the Employee will not do any act, engage in any conduct, or make or publish any untrue or misleading statement that will demean or otherwise adversely affect the name, reputation, or business interests of the Employer.

ARTICLE 21 : INVENTIONS
The Employee shall fully disclose as soon as possible in writing to the Employer all ideas, inventions and developments (including those related to software, computer programs or processes, and including improvements upon existing software or processes), made or conceived by him, solely or jointly with another or others, during his employment with the Employer and relating to any present or contemplated business of the Employer. The Employee acknowledges and agrees that any such ideas, inventions and developments are, and shall remain, the exclusive property of the Employer. If the idea, inventions or developments do not automatically belong to the Employer, the Employee shall assign all author’s rights (including patrimonial and moral rights) to the Employer.
The Employee shall promptly review and execute applications for copyright registration and/or patents of the United States and of such foreign countries as the Employer may elect for such of the inventions and developments contemplated above as the Employer may direct, which applications shall be prosecuted at the expense of the Employer by attorneys chosen by the Employer. The Employee shall execute and deliver assignments to the Employer for his entire rights, title and interests in and to said inventions and developments and the applications and the letters patent therefor. The Employee shall execute all papers essential or desirable to carry out the spirit and intent hereof, and shall give all reasonable assistance in establishing, protecting, maintaining and transferring the rights of the Employer in said inventions, developments, applications and letters patent.

ARTICLE 22 - USE OF COMPANY FACILITIES
Any company property, data, facilities or resources to which the Employee has access during his employment are available solely for business purposes. The Employee agrees that he will not use any such assets or resources or services to which he has access for any other purpose. The Employee is responsible for taking reasonable care of all company property (including data entrusted to the Employee) during his employment.
Access to the Internet is granted to all employees with an appropriate business need. The Employee will be required to adhere to the Iron Mountain Inc. policy with regard to the use of the IT equipment and systems to which he is given access. Subsequent failure to comply with this policy may result in disciplinary action.

ARTICLE 23 : POLICIES AND PROCEDURES
The Employee must comply at all times with the Company's rules, policies and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the Company from time to time. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Agreement and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any company rules, policies or procedures may result in disciplinary action.

ARTICLE 24 : VARIATION OF CONTRACTUAL TERMS AND CONDITIONS
These terms and conditions which make up this Agreement are subject to amendment or variation by the issue of individual or general statements of those changes to be introduced and to be agreed with the Employee. The Company will give reasonable notice and seek agreement to any such changes.

ARTICLE 25 : ENTIRE AGREEMENT
This Agreement embodies the entirety of the understanding between the Parties on all issues covered by this Agreement and replaces all other written or oral commitments, undertakings and agreements that preceded this Agreement. For the avoidance of doubt, this Agreement replaces all existing agreements relating to severance arrangements concluded between the Employee and the Company (including but not limited to the Employment Contract First Addendum and the Second Addendum to the Employment Contract), without prejudice, however, to the Luxembourg mandatory provisions and/or public order rules and provided that, if the Employee's severance rights or benefits under an existing agreement or under Luxembourg law are more favourable to the Employee than those provided under this Agreement, the provisions of these existing agreements or the provisions of Luxembourg law shall prevail.

ARTICLE 26 : APPLICABLE LAW - JURISDICTION
For the purposes of this Agreement, the applicable law will be Luxembourg law and any disputes arising thereunder or in connection with it will be submitted to the jurisdiction of the courts of Luxembourg City, Grand Duchy of Luxembourg.

Signed on 24 February 2016, each of the Parties acknowledging receipt of an original copy of this Third Amended and Restated Employment Contract, duly signed by both Parties.

(read and approved)	(read and approved)
For the Company,	For the Employee,
/s/ Anne Best	Read and Approved /s/ Marc Duale
Anne Best	Marc Duale
Manager

/s/ Roderick Day
Roderick Day
Manager

/s/ Manfred Schneider
Manfred Schneider
Manager